                             THE GLENMEDE FUND, INC.

                             DISTRIBUTION AGREEMENT


                  AGREEMENT made as of ___________, 1997, by and between THE GLENMEDE FUND, INC., a Maryland corporation (the "Fund"), and ALEX. BROWN & SONS INCORPORATED, a Maryland corporation ("Alex. Brown").

                               W I T N E S S E T H

                  WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund wishes to appoint Alex. Brown as its exclusive distributor for the Flag Investors Series Class A Shares ("Shares") of the Institutional International Portfolio (the "Portfolio") and Alex. Brown wishes to become the distributor; and

                  WHEREAS, the compensation to Alex. Brown hereunder and the payments contemplated by paragraph 9 constitute the financing of activities intended to result in the sale of Shares, and this Agreement is entered into pursuant to a "written plan" pursuant to Rule 12b-1 under the 1940 Act (the "Plan") allowing the Fund to make such payments.

                  NOW, THEREFORE, in consideration of the premises, and of other good and valuable consideration by each of the agreements, covenants and obligations herein contained, the parties hereto agree as follows:

                  1. Appointment. The Fund appoints Alex. Brown as Distributor for the Shares for the period and on the terms set forth in this Agreement. Alex. Brown accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

                  2. Delivery of Documents. The Fund has furnished Alex. Brown with copies, properly certified or authenticated, of each of the following:

                           (a) The Fund's Articles of Incorporation and all
amendments thereto (the "Articles of Incorporation");

                           (b) The Fund's By-Laws and all amendments thereto
(such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");




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                           (c) Resolutions of the Fund's Board of Directors
authorizing the appointment of Alex. Brown as the Fund's Distributor and approving this Agreement;

                           (d) The Fund's notification of Registration filed
pursuant to Section 8(a) of the 1940 Act on Form N-1A under the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC");

                           (e) Post-Effective Amendment No. 21 to the Fund's
Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") and under the 1940 Act as filed with the SEC and all amendments thereto; and

                           (f) The Fund's most recent prospectus for the Shares
(such prospectus and all amendments and supplements thereto are herein called "Prospectus").

                  The Fund will furnish Alex. Brown from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

                  3. Duties as Distributor. Alex. Brown agrees that all solicitations for subscriptions for Shares of the Fund shall be made in accordance with the Fund's Articles of Incorporation and By-Laws, and its then current Registration Statement, Prospectus and Statement of Additional Information, and shall not at any time or in any manner violate any provisions of the laws of the United States or of any State or other jurisdiction in which solicitations are then being made. In carrying out its obligations hereunder, Alex. Brown shall undertake the following actions and responsibilities:

                           (a) receive orders for purchase of Fund Shares,
accept or reject such orders on behalf of the Fund in accordance with the currently effective Prospectus and Statement of Additional Information and transmit such orders as are so accepted to the Fund's transfer agent as promptly as possible;

                           (b) receive requests for redemption from holders of
Fund Shares and transmit such redemption requests to the Fund's transfer agent as promptly as possible;

                           (c) respond to inquires from the Fund's shareholders
concerning the status of their accounts with the Fund;

                           (d) provide the Board of Directors of the Fund with
quarterly reports as required by Rule 12b-1 under the 1940 Act; and


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                           (e) take, on behalf of the Fund, all actions which
appear to the Fund necessary to carry into effect the distribution of the Shares and perform such other administrative duties with respect to the Fund Shares as the Fund's Board of Directors may require.

                  4. Distribution of Shares. Alex. Brown shall be the exclusive distributor of the Shares of the Portfolio. It is mutually understood and agreed that Alex. Brown does not undertake to sell all or any specific portion of the Fund Shares. The Fund shall not sell any of the Fund Shares except through Alex. Brown and securities dealers who have valid Agency Distribution Agreements with Alex. Brown. Notwithstanding the provisions of the foregoing sentence, the Fund may issue its shares at their net asset value to any shareholder of the Fund purchasing such Shares with dividends or other cash distributions received from the Fund pursuant to an offer made to all shareholders.

                  5. Control by Board of Directors. Any distribution activities undertaken by Alex. Brown pursuant to this Agreement, as well as any other activities undertaken by Alex. Brown on behalf of the Fund pursuant hereto, shall at all times be subject to any directives of the Board of Directors of the Fund. The Board of Directors may agree, on behalf of the Fund, to amendments to this Agreement, provided that the Fund must obtain prior approval of the shareholders of the Fund to any amendment which would result in a material increase in the amount expended by the Fund.

                  6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, Alex. Brown shall at all times conform to:

                           (a) all applicable provisions of the 1940 Act and any
rules and regulations adopted thereunder as amended;

                           (b) the provisions of the Registration Statement of
the Fund under the 1933 Act and the 1940 Act, and any amendments and supplements thereto;

                           (c) the provisions of the Articles of Incorporation
of the Fund, and any amendments thereto;

                           (d) the provisions of the By-Laws of the Fund;

                           (e) the rules and regulations of the NASD
Regulations, Inc. ("NASD") and all other self-regulatory organizations applicable to the sale of investment company shares; and

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                           (f) any other applicable provisions of state and
federal law.

                  7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and Alex. Brown as follows:

                           (a) Alex. Brown shall furnish, at its expense and
without cost to the Fund, the services of personnel to the extent that such services are required to carry out their obligations under this Agreement;

                           (b) Alex. Brown shall, at its own expense and without
cost to the Fund, finance appropriate activities which it deems reasonable that are primarily intended to result in the sale of the shares, including, but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature;

                           (c) the Fund assumes and shall pay or cause to be
paid all other expenses of the Fund, including, without limitation: the fees of the Fund's investment advisor; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Fund and its Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of Fund counsel); the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's then current shareholders; all expenses of shareholders' and directors' meetings (except expenses relating to the materials sent by ICC and its affiliates to the Board) and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors or members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Fund's Shares; charges and expenses of the Fund's legal counsel, including counsel to the directors of the Fund who are not "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act), and of independent accountants, in connection with any matter relating to the Fund (except expenses relating to tax returns); a portion of membership dues of industry

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associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operations unless otherwise explicitly provided herein.

                  8. Delegation of Responsibilities. Alex. Brown may, but shall be under no duty to, perform services on behalf of the Fund which are not required by this Agreement upon the request of the Fund's Board of Directors. Payment or assumption by Alex. Brown of any Fund expense that Alex. Brown is not required to pay or assume under this Agreement shall not relieve Alex. Brown of any of its obligations to the Fund or obligate Alex. Brown to pay or assume any similar Fund expense on any subsequent occasions.

                  9. Compensation. For the services to be rendered and the expenses assumed by Alex. Brown, the Fund shall pay to Alex. Brown, compensation at the annual rate of .25% of the average daily net asset value of the outstanding Shares. Except as hereinafter set forth, continuing compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth above. Payment of Alex. Brown's compensation for the preceding month shall be made as promptly as possible.

                  10. Compensation for Servicing Shareholder Accounts. The Fund acknowledges that Alex. Brown may compensate its investment representatives for opening accounts, processing investor letters of transmittals and applications and withdrawal and redemption orders, responding to inquiries from holders of Shares concerning the status of their accounts and the operations of the Portfolio, and communicating with the Fund and its transfer agent on behalf of holders of Shares.

                  11. Sub-Distribution Agreements. Alex. Brown may enter into Sub-Distribution Agreements (the "Sub-Distribution Agreements") with any securities dealer who is registered under the Securities Exchange Act of 1934 and a member in good standing of the NASD, who may wish to act as a Participating Dealer in connection with the proposed offering. All Sub-Distribution Agreements shall be in substantially the form of the agreement attached hereto as Exhibit "A." For processing Share redemption orders, responding to the inquiries from holders of Shares concerning the status of their accounts and the operations of the Portfolio and communication with the Fund, its transfer agent and Alex. Brown, Alex. Brown may pay

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each such Participating Dealer an amount not to exceed that portion of the compensation paid to Alex. Brown hereunder that is attributable to accounts of holders of Shares who are customers of such Participating Dealer.

                  12. Non-Exclusivity. The services of Alex. Brown to the Fund are not to be deemed exclusive and Alex. Brown shall be free to render distribution or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of Alex. Brown may serve as officers or directors of the Fund, and that officers or directors of the Fund may serve as officers or directors of Alex. Brown to the extent permitted by law; and that officers or directors of Alex. Brown are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

                  13. Confidentiality. Alex. Brown agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information or data relative to the Fund, its prior, present or potential shareholders and/or customers of The Glenmede Trust Company, except after approval in writing by the Fund, which approval shall not be unreasonably withheld where Alex. Brown may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Alex. Brown further agrees not to use such records, information or data for any purpose other than the performance of its responsibilities and duties hereunder.

                  14. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect until October 31, 1998 and from year to year thereafter, provided that such continuance is specifically approved at least annually:

                           (a) (i) by the Fund's Board of Directors or (ii) by
the vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

                           (b) by the affirmative vote of a majority of the
directors who are not "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act) and who do not have a financial interest in the operation of this Agreement, by votes cast in person at a meeting specifically called for such purpose.

                  15. Termination. This Agreement may be terminated at any time, on sixty (60) days' written notice to the other party

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without the payment of any penalty, (i) by vote of the Fund's Board of
Directors, (ii) by vote of a majority of the directors who are not "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act) and who do not have a financial interest in the operation of this Agreement, (iii) by vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act) or (iv) by Alex. Brown. The notice provided for herein may be waived by each party. This Agreement shall automatically terminate in the event of its assignment as defined in Section 2(a)(4) of the 1940 Act.

                  16. Liability. In the performance of its duties hereunder, Alex. Brown shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing all services provided for under this Agreement, but shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of Alex. Brown or reckless disregard by Alex. Brown of its duties under this Agreement.

                  17. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage-paid to the other parties at such address as such other party may designate for the receipt of such notice. Until further notice to the other parties, the addresses of the Fund and Alex. Brown are as follows:

                           If to Alex. Brown:
                           ------------------
                           Alex. Brown & Sons Incorporated
                           One South Street
                           Baltimore, Maryland 21202

                           If to the Fund:
                           ---------------
                           The Glenmede Trust Co.
                           One Liberty Place
                           1650 Market Square
                           Suite 1200
                           Philadelphia, Pennsylvania  19103
                           Attention:  The Fund's President

                           With a copy to:
                           ---------------
                           Mr. Michael P. Malloy
                           Drinker, Biddle & Reath LLP
                           Philadelphia National Bank Building
                           1345 Chestnut Street
                           Philadelphia, Pennsylvania  19107-3496

                  18. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof if any,

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by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]                              THE GLENMEDE FUND INC.


Attest:____________________         By:_______________________________


[SEAL]                              ALEX. BROWN & SONS INCORPORATED


Attest:____________________         By:_______________________________

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                                    Exhibit A



                             THE GLENMEDE FUND, INC.
                                One Liberty Place
                         1650 Market Square, Suite 1200
                             Philadelphia, PA 19103



                           SUB-DISTRIBUTION AGREEMENT


                              ______________, 19__


Gentlemen:

                  Alex. Brown & Sons Incorporated ("Alex. Brown"), a Maryland corporation, serves as distributor (the "Distributor") of Flag Investors Series Class A Shares ("Shares") of the Institutional International Portfolio of The Glenmede Fund, Inc. (the "Fund"). The Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Fund offers its Shares to the public in accordance with the terms and conditions contained in its Prospectus. The term "Prospectus" used herein refers to the prospectus on file with the Securities and Exchange Commission which is part of the Fund's registration statement under the Securities Act of 1933 (the "Securities Act"). In connection with the foregoing you may serve as a participating dealer (and, therefore, accept orders for the purchase or redemption of Shares, respond to shareholder inquiries and perform other related functions) on the following terms and conditions:

                  1. Participating Dealer. You are hereby designated a Participating Dealer and as such are authorized (i) to accept orders for the purchase of Shares and to transmit to the Fund such orders and the payment made therefore, (ii) to accept orders for the redemption of Shares and to transmit to the Fund such orders and all additional material, including any certificates for Shares, as may be required to complete the redemption and (iii) to assist shareholders with the foregoing and other matters relating to their investments in the Fund, in each case subject to the terms and conditions set forth in the Fund's Prospectus. You are to review each Share purchase or redemption order submitted through you or with your assistance for completeness and accuracy. You further agree to undertake from time to time certain shareholder servicing activities for customers of yours who have purchased Shares and who use your facilities to communicate with the Fund or to effect redemptions or additional purchases of Shares.

                  2. Limitation of Authority. No person is authorized to make any representations concerning the Fund or the Shares except those contained in the Fund's Prospectus and in such printed information as the Distributor may subsequently prepare. No person is authorized to distribute any sales material relating to the Fund without the prior written approval of the Distributor.

                  3. Compensation. As compensation for such services, you will look solely to the Distributor, and you acknowledge that the Fund shall have no direct responsibility for any compensation. In addition to any sales charge payable to you by your customer pursuant to a Prospectus, the Distributor will pay you no less often than annually a shareholder processing and service fee (as we may determine from time to time in writing) computed as a percentage of the average daily net asset value of Shares maintained during the preceding period by shareholders who purchase their Shares through you or with your assistance, provided that said net asset value is at least $250,000 for which you are to be compensated, and provided that in all cases your name is transmitted with each shareholder's purchase order.

                  4. Prospectus and Reports. You agree to comply with the provisions contained in the Securities Act governing the distribution of prospectuses to persons to whom you offer Shares. You further agree to deliver, upon our request, copies of any amended Prospectus of the Fund to purchasers whose Shares you are holding as record owner and to deliver to such persons copies of the annual interim reports and proxy solicitation materials of the Fund. We agree to furnish to you as many copies of the Fund's Prospectus, annual and interim reports and proxy solicitation materials as you may reasonably request.

                  5. Qualifications to Act. You represent that you are a member in good standing of NASD Regulations, Inc. (the "NASD"). Your expulsion or suspension from the NASD will automatically terminate this Agreement on the effective date of such expulsion or suspension. You agree that you will not offer Shares to persons in any jurisdiction in which you may not lawfully make such offer due to the fact that you have not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction. You agree that in performing the services under this Agreement, you at all times will comply with the Rules of Fair Practice of the NASD, including, without limitation, the provisions of Section 26 of such Rules. You agree that you will not combine customer orders to reach breakpoints in commissions for any purposes whatsoever unless authorized by the then current Prospectus in respect of Shares of a particular class or by us in writing. You also agree that you

                                       -2-


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will place orders immediately upon their receipt and will not withhold any order so as to profit therefrom. In determining the amount payable to you hereunder, we reserve the right to exclude any sales which we reasonably determine are not made in accordance with the terms of the Prospectus and provisions of the Agreement.

                  6. Blue Sky. The Fund has registered an indefinite number of Shares under the Securities Act. The Fund intends to register or qualify in certain states where registration or qualification is required. We will inform you as to the states or other jurisdictions in which we believe the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states. You agree that you will offer Shares to your customers only in those states where such Shares have been registered, qualified, or an exemption is available. We assume no responsibility or obligation as to your right to sell Shares in any jurisdiction. We will file with the Department of State in New York a State Notice and a Further State Notice with respect to the Shares, if necessary.

                  7. Authority of Fund. The Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of its Shares, including the right not to accept any order for the purchase of Shares.

                  8. Record Keeping. You will (i) maintain all records required by law to be kept by you relating to transactions in Shares and, upon request by the Fund, promptly make such of these records available to the Fund as the Fund may reasonably request in connection with its operations and (ii) promptly notify the Fund if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

                  9. Liability. The Distributor shall be under no liability to you except for lack of good faith and for obligations expressly assumed by them hereunder, and the Fund shall have no liability to you in connection with the matters to which this Agreement relates. In carrying out your obligations, you agree to act in good faith and without negligence. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or you of compliance with any provision of the Investment Company Act, the Securities Act, the Securities and Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                  10. Term and Termination. This Agreement will become effective on the date first above written. Unless sooner terminated, this Agreement will continue until October 31, 199_, and thereafter will continue automatically for successive annual

                                       -3-


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periods provided such continuance is approved at least annually by a majority of
(i) the Fund's Board of Directors and (ii) those Disinterested Directors (as defined in the last sentence of this Section). This Agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment (as defined in the Investment Company Act). This Agreement may also be terminated at any time without penalty by the vote of a majority of the members ("Disinterested Members") of the Board of Directors of the Fund who are not "interested persons" (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Distribution Agreement between the Fund and the Distributor or by the vote of a majority of the outstanding voting securities of the Fund.

                  11. Communications. All communications to us should be sent to One South Street, Baltimore, Maryland 21202. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us one copy of this agreement.


                                            ALEX. BROWN & SONS INCORPORATED



                                                  (Authorized Signature)

                                           ____________________________________


Confirmed and Accepted:



Firm Name:  _____________________


By:         _____________________


Address:    _____________________


Date:       _____________________


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